23 March 1999


Stephen B. Greenspan
[ADDRESS]

Dear Steve:

Your status as an employee of Spectrian will terminate effective March 31, 1999. With this termination you shall cease to have any responsibilities or authority to bind or commit Spectrian to any arrangement, contract or agreement.

This letter is to confirm the agreement between you and Spectrian regarding your separation from employment.

1. We have agreed that your employment with Spectrian will terminate effective March 31, 1999 (the Termination Date). On this date, Spectrian will pay you for all of your unpaid salary earned through the Termination Date, less all applicable withholdings and deduction. Spectrian will also provide you with all employee benefits through, but not after the Termination Date, except as defined below.

2.   A group life insurance conversion option is available upon your request.

3. Except for any earned but unpaid salary and any moneys, i.e., Spectrian's 401(K) Plan, you agree that prior to the execution of this letter you were not entitled to receive any further payments, including bonuses and commissions, compensation or benefits from Spectrian. Moreover, the only payments and benefits that you are entitled to receive from Spectrian in the future are those specified in this letter.

4. After you have executed this written agreement, assuming that you do not revoke it, Spectrian agrees to pay you $100,000.00, which represents six months salary at your annual base wage of $200,000. In return for this payment, you agree to serve in the capacity of consultant to Spectrian for the next twelve months (the consulting period) beginning with April 1, 1999. Your duties as Consultant will be mutually agreed upon between yourself and the Spectrian CEO. During the period you are a consultant, you will retain remote e-mail and voicemail (ext. 5664) access to Spectrian Corporation, as well as your mobile phone.

5. Spectrian will pay for your monthly COBRA premiums to continue your group medical, vision and dental coverage through COBRA until March 31, 2000. Thereafter, you may be eligible to continue your medical and dental coverage pursuant to COBRA at your own expense according to the plan.

6. Attached is a summary of your option status. You acknowledge that the only stock rights or purchase rights that you have with Spectrian are set forth in this paragraph. Upon approval of the Board of Directors, you will have until 6/29/00 to exercise your option with respect to your fully vested shares. As an Officer of Spectrian, the uninvested shares of your option were subject to immediate vesting

S. Greenspan
Page 2
23 March 1999


     upon a change of control. This feature will continue during the consulting period. During the consulting period, your options will continue to vest; all vesting will stop as of March 31, 2000.

7. Your Executive Life Insurance policy is fully portable. Spectrian will continue to pay the premium of $11,000 (renews on 7/18/99) for the next year, beginning with April 1, 1999.

8. You will continue to be eligible for all benefits under the Exec-U-Care executive reimbursement policy for the next twelve months beginning with April 1, 1999. This program will be administered through COBRA Exec-U-Care. Spectrian will pay the premium for this coverage during this twelve month period of time. After this time, you may continue this coverage at your own expense, according to the plan.

9. In exchange for receiving the additional payments and benefits described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against Spectrian, or its predecessors, successors, subsidiaries, officers, directors, agents, employees, and assigns, with respect to any matter arising out of or connected with your employment with Spectrian or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination based on sex, age, race, disability, national origin, or on any other basis under title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, and all other laws and regulations relating to employment.

10.  You  expressly  waive and  release  any and all rights and  benefits  under
     Section 1542 of the Civil Code of the State of California, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor".

11. Spectrian expects you to return to Spectrian any Spectrian property in your possession on or before March 31, 1999, except the Dell laptop computer and the Dell Personal Computer at your residence, which you may keep.

12. You will sign and agree to abide by, at all times in the future, Spectrian's Non-Disclosure Agreement, a copy of which is attached. You understand and agree that the obligations contained in this Non-Disclosure agreement are a material inducement to Spectrian for the payments and benefits provided to you, pursuant to this agreement and for the breach thereof, the Company will be entitled to pursue its legal and equitable remedies against you.

13. If any provision of this agreement is found to be unenforceable it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

14. You agree that except as expressly provided in this letter, this agreement renders null and void any and all prior agreements between you and the Company.

S. Greenspan
Page 3
23 March 1999


15. This agreement shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of the state. Any controversy involving the construction or application of any terms, covenants or conditions of this agreement, or any claim arising out of or relating to this agreement or the breach thereof will be submitted to and settled by final and binding arbitration in Santa Clara County, California.

16. You may have at least twenty-one days after receipt of this letter within which to review and consider, discuss with an attorney of your own choosing, and decide to execute or not execute this Agreement. Furthermore, you have seven days after you sign this letter within which you may revoke this agreement. In order to revoke this agreement, you must deliver to Bruce Wright, Chief Financial Officer on or before seven days after you sign this letter, a letter stating that you are revoking this agreement. This agreement shall not become effective or enforceable until after the expiration of seven days following the date you sign this letter.

Steve, we appreciate your contributions to Spectrian and we wish you success and great health in the future.

Please indicate your agreement with the above terms by signing below.



____________________________________
Garrett Garrettson
President and Chief Executive Officer


________________________________________________________________________________
My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand the foregoing letter and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.


Signed: _______________________________                Dated: __________________